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                                                                    Exhibit 5.01
January 5, 2001

Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Subject: Intuit Inc.
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Ladies and Gentlemen:

     This opinion is provided in connection with a Form S-8 Registration Statement (the "Registration Statement") being filed by Intuit Inc. (the "Company") on or about January 5, 2001. The Registration Statement relates to the registration of 52,083 of the Company's Common Stock, par value $0.01 per share (the "Shares"). The Shares are subject to issuance on exercise of options assumed by the Registrant in connection with its acquisition of Apps.com, Inc. on December 21, 2000 (the "Intuit Options").

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to date, (iii) the Bylaws of the Company, as amended to date, (iv) Apps.com, Inc. 1999 Equity Incentive Plan, and (v) the Agreement and Plan of Merger By and Among Intuit Inc., Amigo Acquisition Corp., Apps.com, Inc. and Stockholders of Apps.com, Inc. Dated as of December 21, 2000 pursuant to which outstanding Apps.com, Inc. options were assumed by the Company and converted into the Intuit Options. In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to the Intuit Options for a purchase price of not less than $0.01 per share.

Based upon and subject to the foregoing and to the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to the Intuit Options, when issued and paid for in accordance with the Intuit Options, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ VIRGINIA R. COLES

Virginia R. Coles
Assistant General Counsel and Assistant Secretary
Intuit Inc.